Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS THIRD QUARTER RESULTS
AND REVISES 2009 EARNINGS GUIDANCE
______________________

COVINGTON, LA. (October 27, 2009) – Pool Corporation (NASDAQ/GSM:POOL) today reported results for the third quarter of 2009.

“As the 2009 swimming pool season comes to a close, we are pleased with our results in this very challenging environment and are encouraged by more evidence that the adverse economic factors impacting our industry are beginning to subside.  Specifically, the overall rate of sales decline is moderating and our sales in some leading markets, such as Florida, are up year on year for the quarter.  Our work on margin, expense, and working capital management has continued to progress, resulting in strong cash flow generation.  We still have much to do as we strive to execute our strategies to continue to realize both market share gains and progressively higher returns on invested capital.  Our recently completed acquisition of General Pool & Spa Supply is the latest example of our efforts to further our market position,” said Manuel Perez de la Mesa, President and CEO.

Net sales for the quarter ended September 30, 2009 decreased 13% to $430.1 million, compared to $493.5 million in the third quarter of 2008 due primarily to the continued impact of lower pool and irrigation construction activity and deferred discretionary replacement activity.  Unfavorable weather in the Central and Northern U.S. markets also negatively impacted our third quarter 2009 sales compared to the Company’s expectations.  These reductions were partially offset by an increase in certain maintenance and repair product sales.

Gross profit for the third quarter of 2009 also decreased 13% to $123.4 million from $141.8 million in the comparable 2008 period.  Gross profit as a percentage of net sales (gross margin) remained flat at 28.7% for the third quarter of 2009 despite negative pressures from the competitive pricing environment.

Selling and administrative expenses (operating expenses) decreased 12% to $91.3 million in the third quarter of 2009 from $103.2 million in the third quarter of 2008.  This decrease reflects the impact of cost control initiatives, including lower payroll related, variable and discretionary expenses, and reduced delivery costs.

Operating income declined 17% to $32.1 million from $38.6 million in the comparable 2008 period.  Operating income as a percentage of net sales (operating margin) decreased to 7.5% for the current quarter, compared to 7.8% for the third quarter of 2008.  Average debt levels decreased by $103.3 million compared to the third quarter of 2008, driving a 45% reduction in interest expense.

On September 1, 2009, Latham Acquisition Corporation (LAC), of which the Company owns a 38% equity interest investment, recorded a non-cash goodwill and other intangible asset impairment charge in accordance with generally accepted accounting principles (GAAP).  The Company, in turn, recognized a $26.5 million equity loss for its pro rata share of LAC’s impairment charge up to the recorded value of the Company’s equity investment in LAC. Additionally, the Company recognized an equity loss of $0.8 million related to its share of LAC’s loss from ongoing operations for July and August 2009, which is a decrease of $2.5 million, or approximately $0.05 per diluted share, compared to equity earnings of $1.7 million recognized in the third quarter of 2008.

The Company’s loss was $0.19 per diluted share on a net loss of $9.3 million for the third quarter of 2009, compared to earnings per share of $0.45 per diluted share on net income of $22.1 million for the third quarter of 2008.  Excluding the impact of LAC’s non-cash impairment charge, adjusted earnings per diluted share was $0.35 on adjusted net income of $17.2 million.  (See the reconciliation of non-GAAP to GAAP measures in the addendum to this release).

Net sales for the nine months ended September 30, 2009 decreased 14% to $1,308.8 million from $1,524.7 million in the comparable 2008 period.  Base business sales declined 15% in the first nine months of 2009 compared to the same period in 2008.  Gross margin increased 30 basis points to 29.2% in the first nine months of 2009 from 28.9% for the same period last year.

Operating income for the first nine months of 2009 declined 16% to $110.2 million compared to $130.8 million in the same period last year.  Operating margin decreased to 8.4% for the first nine months of 2009 compared to 8.6% for the first nine months of 2008.  Earnings per share for the first nine months of 2009 was $0.67 per diluted share on a net income of $32.8 million, compared to $1.47 per diluted share on net income of $71.8 million in the comparable 2008 period. Excluding the impact of LAC’s non-cash impairment charge, adjusted earnings per diluted share was $1.21 on adjusted net income of $59.3 million.  (See the reconciliation of non-GAAP to GAAP measures in the addendum to this release).

On the balance sheet, total net receivables decreased 16% compared to September 30, 2008 due primarily to lower sales and a shift toward more cash sales resulting from tighter credit terms.  Inventory levels declined 8% to $318.2 million at September 30, 2009 compared to September 30, 2008.  Total debt outstanding at September 30, 2009 was $273.3 million, down from $337.7 million compared to September 30, 2008.

Cash provided by operations was $87.1 million in the first nine months of 2009 compared to $76.5 million in the first nine months of 2008.  The increase in cash provided by operations of $10.6 million is primarily due to our focused management of working capital.  In 2008, the Company deferred its third and fourth quarter federal income tax payments until January 2009. As such, this improvement in cash provided by operations is after the $46.0 million combined amount of the 2008 third and fourth quarter and 2009 third quarter estimated federal income tax payments.  Adjusted EBITDA (as defined in the addendum to this release) was $35.6 million in the third quarter of 2009 compared to $46.0 million in the third quarter of 2008, and was $119.7 million for the nine months ended September 30, 2009 compared to $148.0 million for the nine months ended September 30, 2008.

“Based on current expectations that reflect the adverse weather impact of the third quarter and a modest seasonal drag from our recent acquisition, we are revising our 2009 annual earnings per share guidance from our previous range of $1.00 to $1.05 per diluted share excluding one-time charges.  Our revised guidance is $0.41 to $0.46 per diluted share including the effect of the LAC charge in the third quarter, or an adjusted range of $0.95 to $1.00 per diluted share excluding the LAC impairment charge and any other one-time charges,” said Perez de la Mesa. “Looking beyond 2009, in addition to the inherent long-term growth dynamics that benefit our industry, we believe there is potential for a significant sales recovery due to the build-up of deferred replacement and retrofit activity and our expectation for gradually normalized new pool and irrigation construction levels.  Based on our unique industry position attributed to our financial and operational strengths, industry leading sales and marketing programs and dedicated team, we are poised to take advantage of these long-term growth opportunities.”

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates over 280 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including changes in the economy and the housing market, the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOL’s Form 10-Q for the quarter ended June 30, 2009 filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008		2009	2008

Net sales	$430,054	$493,530		$1,308,762	$1,524,717
Cost of sales	306,660	351,730		926,107	1,084,811
Gross profit	123,394	141,800		382,655	439,906
Percent	28.7%	28.7%		29.2%	28.9%
Selling and administrative expenses	91,252	103,183		272,439	309,102
Operating income	32,142	38,617		110,216	130,804
Percent	7.5%	7.8%		8.4%	8.6%

Interest expense, net	2,504	4,589		8,981	14,700
Income before income taxes and equity earnings (loss)	29,638	34,028		101,235	116,104
Provision for income taxes	11,648	13,675		39,786	45,397
Equity earnings (loss) in unconsolidated investments, net	(27,312)	1,707		(28,641)	1,044
Net income (loss)	$(9,322)	$22,060		$32,808	$71,751

Earnings (loss) per share:
Basic	$(0.19)	$0.46		$0.68	$1.50
Diluted	$(0.19)	$0.45		$0.67	$1.47
Weighted average shares outstanding:
Basic	48,799	47,925	(1)	48,543	47,799	(1)
Diluted	48,799	49,104	(1)	48,863	48,785	(1)

Cash dividends declared per common share	$0.13	$0.13		$0.39	$0.38

(1) As adjusted for the adoption of FSP EITF 03-6-1 (Accounting Standards Codification 260-10-45-61A).

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,	Change
	2009	2008	$	%

Assets
Current assets:
Cash and cash equivalents	$30,442	$25,278	$5,164	20%
Receivables, net	149,733	178,927	(29,194)	(16)
Product inventories, net	318,177	345,944	(27,767)	(8)
Prepaid expenses and other current assets	6,622	7,915	(1,293)	(16)
Deferred income taxes	11,904	9,139	2,765	30
Total current assets	516,878	567,203	(50,325)	(9)

Property and equipment, net	32,158	32,895	(737)	(2)
Goodwill	170,291	167,376	2,915	2
Other intangible assets, net	12,058	13,519	(1,461)	(11)
Equity interest investments	978	35,592	(34,614)	(97)
Other assets, net	28,596	25,299	3,297	13
Total assets	$760,959	$841,884	$(80,925)	(10)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$137,761	$128,329	$9,432	7%
Accrued expenses and other current liabilities	54,016	80,636	(26,620)	(33)
Short-term financing	-	58,392	(58,392)	(100)
Current portion of long-term debt and other long-term liabilities	37,669	5,369	32,300	>100
Total current liabilities	229,466	272,726	(43,280)	(16)

Deferred income taxes	19,391	18,608	783	4
Long-term debt	235,800	274,100	(38,300)	(14)
Other long-term liabilities	6,514	6,225	289	5
Total liabilities	491,151	571,659	(80,508)	(14)
Total stockholders’ equity	269,808	270,225	(417)	(0)
Total liabilities and stockholders’ equity	$760,959	$841,884	$(80,925)	(10)%
                                __________________

1.	The allowance for doubtful accounts was $12.2 million at September 30, 2009 and $10.6 million at September 30, 2008.

2.	The inventory reserve was $7.5 million at September 30, 2009 and $8.7 million at September 30, 2008.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2009	2008	Change
Operating activities
Net income	$32,808	$71,751	$(38,943)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,764	7,182	(418)
Amortization	1,872	3,196	(1,324)
Share-based compensation	4,708	5,493	(785)
Excess tax benefits from share-based compensation	(2,194)	(2,452)	258
Equity loss (earnings) in unconsolidated investments	30,064	(1,635)	31,699
Goodwill impairment	310	-	310
Other	(5,471)	1,393	(6,864)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(31,509)	(33,908)	2,399
Product inventories	87,183	47,545	39,638
Accounts payable	(35,927)	(67,940)	32,013
Other current assets and liabilities	(1,533)	45,910	(47,443)
Net cash provided by operating activities	87,075	76,535	10,540

Investing activities
Acquisition of businesses, net of cash acquired	(381)	(32,891)	32,510
Divestiture of business	-	1,165	(1,165)
Purchase of property and equipment, net of sale proceeds	(6,170)	(4,999)	(1,171)
Net cash used in investing activities	(6,551)	(36,725)	30,174

Financing activities
Proceeds from revolving line of credit	339,037	276,826	62,211
Payments on revolving line of credit	(368,237)	(277,751)	(90,486)
Proceeds from asset-backed financing	57,000	73,335	(16,335)
Payments on asset-backed financing	(77,792)	(83,270)	5,478
Payments on long-term debt and other long-term liabilities	(4,618)	(2,385)	(2,233)
Payments of capital lease obligations	-	(251)	251
Payments of deferred financing costs	(305)	(22)	(283)
Excess tax benefits from share-based compensation	2,194	2,452	(258)
Proceeds from issuance of common stock under share-based compensation plans	3,926	3,736	190
Payments of cash dividends	(18,945)	(18,187)	(758)
Purchases of treasury stock	(1,171)	(3,244)	2,073
Net cash used in financing activities	(68,911)	(28,761)	(40,150)
Effect of exchange rate changes on cash	3,067	(1,596)	4,663
Change in cash and cash equivalents	14,680	9,453	5,227
Cash and cash equivalents at beginning of period	15,762	15,825	(63)
Cash and cash equivalents at end of period	$30,442	$25,278	$5,164

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2009	2008	2009	2008	2009	2008
Net sales	$427,122	$491,959	$2,932	$1,571	$430,054	$493,530

Gross profit	122,724	141,265	670	535	123,394	141,800
Gross margin	28.7%	28.7%	22.9%	34.1%	28.7%	28.7%

Operating expenses	90,399	102,436	853	747	91,252	103,183
Expenses as a % of net sales	21.2%	20.8%	29.1%	47.5%	21.2%	20.9%

Operating income (loss)	32,325	38,829	(183)	(212)	32,142	38,617
Operating margin	7.6%	7.9%	(6.2)%	(13.5)%	7.5%	7.8%

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2009	2008	2009	2008	2009	2008
Net sales	$1,257,864	$1,479,786	$50,898	$44,931	$1,308,762	$1,524,717

Gross profit	368,668	426,130	13,987	13,776	382,655	439,906
Gross margin	29.3%	28.8%	27.5%	30.7%	29.2%	28.9%

Operating expenses	259,724	295,824	12,715	13,278	272,439	309,102
Expenses as a % of net sales	20.6%	20.0%	25.0%	29.6%	20.8%	20.3%

Operating income	108,944	130,306	1,272	498	110,216	130,804
Operating margin	8.7%	8.8%	2.5%	1.1%	8.4%	8.6%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Period Excluded
Proplas Plasticos, S.L.	November 2008	0	January 2009 – September 2009
National Pool Tile (NPT) (1)	March 2008	8	January – May 2009 and March – May 2008
Canswim Pools	March 2008	1	January – May 2009 and March – May 2008

(1) We acquired 15 NPT sales centers and have consolidated 7 of these with existing sales centers, including 4 in March 2008, 2 in the third quarter of 2008 and 1 in April 2009.

We exclude the following sales centers from base business results for a period of 15 months:

•	acquired sales centers (see table above);
•	existing sales centers consolidated with acquired sales centers;
•	closed sales centers;
•	consolidated sales centers in cases where we do not expect to maintain the majority of the existing business; and
•	sales centers opened in new markets.

As of September 30, 2009, four closed sales centers and one existing sales center that was consolidated with an acquired sales center were excluded from base business.

The table below summarizes the changes in our sales centers in the first nine months of 2009:

December 31, 2008	288
Consolidation of acquired sales centers	(1)
Consolidated sales centers	(3)
Closed sales centers	(1)
September 30, 2009	283

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

Since we divested our pool liner manufacturing operation in France at the beginning of April 2008, we have excluded these operations from base business for the comparative three month period ended March 31, 2008.

Adjusted Net Income and Adjusted Earnings Per Share

The table below reconciles net income (loss) to adjusted net income and earnings (loss) per diluted share to adjusted earnings per diluted share.  For comparability purposes, the adjusted 2009 amounts exclude a one-time non-cash charge related to our investment in LAC.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss)	$(9,322)	$22,060	$32,808	$71,751
Add:
Equity loss related to LAC’s impairment charge	26,472	-	26,472	-
Adjusted net income	$17,150	$22,060	$59,280	$71,751

Earnings (loss) per diluted share	$(0.19)	$0.45	$0.67	$1.47
Add:
Loss per diluted share related to LAC’s impairment charge	0.54	-	0.54	-
Adjusted earnings per diluted share	$0.35	$0.45	$1.21	$1.47

Projected Earnings Per Share and Projected Adjusted Earnings Per Share

The table below reconciles projected earnings per diluted share to projected adjusted earnings per diluted share, excluding the one-time non-cash charge related to our investment in LAC.

(Unaudited)	Year Ending December 31,
2009
Projected earnings per diluted share	$0.41 - $0.46
Add:
Loss per diluted share related to LAC’s impairment charge	0.54
Projected adjusted earnings per diluted share	$0.95 - $1.00

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation and goodwill and other non-cash impairments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income (loss) to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss)	$(9,322)	$22,060	$32,808	$71,751
Add:
Interest expense, net	2,504	4,589	8,981	14,700
Provision for income taxes	11,648	13,675	39,786	45,397
Income tax expense (benefit) on equity (earnings) loss	(522)	1,086	(1,423)	591
Share-based compensation	1,773	1,224	4,708	5,493
Goodwill impairment	310	-	310	-
Equity loss related to LAC’s impairment charges	26,472	-	26,472	-
Depreciation	2,272	2,378	6,764	7,182
Amortization (1)	415	975	1,292	2,924
Adjusted EBITDA	$35,550	$45,987	$119,698	$148,038

         (1)  Excludes amortization included in interest expense, net

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2009	2008	2009	2008
Adjusted EBITDA	$35,550	$45,987	$119,698	$148,038
Add:
Interest expense, net (1)	(2,354)	(4,517)	(8,401)	(14,428)
Provision for income taxes	(11,648)	(13,675)	(39,786)	(45,397)
Income tax (expense) benefit on equity (earnings) loss	522	(1,086)	1,423	(591)
Excess tax benefits on share-based compensation	(1,587)	(800)	(2,194)	(2,452)
Total equity (earnings) loss in unconsolidated investments	27,834	(2,793)	30,064	(1,635)
Equity loss related to LAC’s impairment charges	(26,472)	-	(26,472)	-
Other	(1,071)	2,894	(5,471)	1,393
Change in operating assets and liabilities	30,690	85,687	18,214	(8,393)
Net cash provided by operating activities	$51,464	$111,697	$87,075	$76,535

(1)    Excludes amortization of deferred financing costs of $150 and $72 for the three months ended September 30, 2009 and September 30, 2008, respectively, and $580 and $272 for the nine months ended September 30, 2009 and September 30, 2008, respectively.  This non-cash expense is included in interest expense, net on the Consolidated Statements of Income.